Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

RJO Global Trust
sponsored by
RJO Fund Management, LLC
Account Statement

	For Month Ended
	March 31, 2010
	UNAUDITED

Statement of Income	Month	Year to Date
	(A Units)	(A Units)
Trading Income (Loss):
Realized Trading Income (Loss)	$746,279	$(299,938)
Change in Unrealized Income (Loss)	195,049	259,623
Foreign Currency Transaction Income (Loss)	15,841	16,925

Net Trading Income (Loss)	957,169	(23,390)

Other Income
Interest Income	4,342	6,800

Total Income (Loss)	4,342	6,800

Expenses
Advisory Incentive Fees	-	-
Management Fees	77,420	236,698
Organization and Offering Expenses	-	9,842
Administrative Expenses	88,216	275,113
Brokerage Expenses	204,588	596,905

Total Expenses	370,224	1,118,558

Net Income (Loss)	$591,287	$(1,135,148)

Statement of Changes in Net Asset Value

Beginning Balance	53,724,703	57,912,179
Additions	187,200	309,800
Net Income (Loss)	591,287	(1,135,148)
Transfers from Class A to Class B	(18,447)	(30,553)
Redemptions	(1,076,229)	(3,647,764)

Balance at March 31, 2010	$53,408,514	$53,408,514
Total Units Held at End of the Period		529,554
Net Asset Value Per Unit		$100.86
Rate of Return	1.10%	-1.93%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER June 30, 2010

R.J. O’Brien Fund Management, LLC
222 S. Riverside Plaza ● Suite 900 ● Chicago, IL 60606 ● Toll Free: (888) 292-9399

RJO Global Trust
sponsored by
RJO Fund Management, LLC
Account Statement

	For Month Ended
	March 31, 2010
	UNAUDITED

Statement of Income	Month	Year to Date
	(B Units)	(B Units)
Trading Income (Loss):
Realized Trading Income (Loss)	$15,096	$(2,309)
Change in Unrealized Income (Loss)	3,946	4,806
Foreign Currency Transaction Income (Loss)	320	346

Net Trading Income (Loss)	19,362	2,843

Other Income
Interest Income	88	129

Total Income (Loss)	88	129

Expenses
Advisory Incentive Fees	-	-
Management Fees	1,566	4,208
Organization and Offering Expenses	-	158
Administrative Expenses	1,784	4,887
Brokerage Expenses	2,293	5,678

Total Expenses	5,643	14,931

Net Income (Loss)	$13,807	$(11,959)

Statement of Changes in Net Asset Value

Beginning Balance	887,733	981,767
Additions	184,000	194,000
Net Income (Loss)	13,807	(11,959)
Transfers from Class A to Class B	18,447	30,553
Redemptions	-	(90,374)

Balance at March 31, 2010	$1,103,987	$1,103,987
Total Units Held at End of the Period		10,676
Net Asset Value Per Unit		$103.40
Rate of Return	1.26%	-1.44%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER June 30, 2010

R.J. O’Brien Fund Management, LLC
222 S. Riverside Plaza ● Suite 900 ● Chicago, IL 60606 ● Toll Free: (888) 292-9399